QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

CYMER, INC.
2000 EQUITY INCENTIVE PLAN

    1.  Purposes of the Plan.  The purposes of this Equity Incentive Plan are:

  •
  to attract and retain the best available personnel for positions of substantial responsibility;

  •
  to provide additional incentive to Employees and Consultants (who are neither Officers nor Directors); and

  •
  to promote the success of the Company's business.

    The following Stock Awards may be granted under the Plan: (i) Nonstatutory Stock Options, (ii) stock bonuses and (iii) rights to acquire restricted stock.

    2.  Definitions.  As used herein, the following definitions shall apply:

      (a)  "Administrator"  means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

      (b)  "Applicable Laws"  means the requirements relating to the administration of equity incentive plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Stock Awards are, or will be, granted under the Plan.

      (c)  "Board"  means the Board of Directors of the Company.

      (d)  "Code"  means the Internal Revenue Code of 1986, as amended.

      (e)  "Committee"  means a committee of Director(s) appointed by the Board in accordance with Section 4 of the Plan.

      (f)  "Company"  means Cymer, Inc., a Nevada corporation.

      (g)  "Consultant"  means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity. For purposes of this Plan only, a Consultant shall not cease to be a Consultant in the case of (i) a transfer between locations of the Company or between the Company or a Parent or Subsidiary, or any successor, or (ii) a change in the capacity in which the individual renders service to the Company or a Parent or Subsidiary from Consultant to Employee.

      (h)  "Director"  means a member of the Board.

      (i)  "Disability"  means total and permanent disability as defined in Section 22(e)(3) of the Code.

      (j)  "Employee"  means any person employed by the Company or any Parent or Subsidiary of the Company. For purposes of this Plan only, an Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company, (ii) transfers between locations of the Company or between the Company and any Parent or Subsidiary, or any successor, or (iii) a change in the capacity in which the individual renders service to the Company or any Parent or Subsidiary from Employee to Consultant. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

      (k)  "Exchange Act"  means the Securities Exchange Act of 1934, as amended.

      (l)  "Fair Market Value"  means, as of any date, the value of Common Stock determined as follows:

         (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

        (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

        (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

      (m)  "Notice of Grant"  means a written or electronic notice evidencing certain terms and conditions of an individual Stock Award. The Notice of Grant is part of the Stock Award Agreement.

      (n)  "Officer"  means a person who is an officer of the Company within the meaning of Nasdaq guidelines, including all employees with the corporate rank of vice-president or higher, and employees with lesser rank but comparable authority.

      (o)  "Option"  means a nonstatutory stock option granted pursuant to the Plan, that is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

      (p)  "Option Agreement"  means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

      (q)  "Optioned Stock"  means the Common Stock subject to an Option.

      (r)  "Optionee"  means the holder of an outstanding Option granted under the Plan.

      (s)  "Parent"  means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

      (t)  "Participant"  means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

      (u)  "Plan"  means this 2000 Equity Incentive Plan.

      (v)  "Share"  means a share of the common stock of the Company, subject to adjustment in accordance with Section 11 of the Plan.

      (w)  "Stock Award"  means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

      (x)  "Stock Award Agreement"  means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

      (y)  "Subsidiary"  means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

    3.  Stock Subject to the Plan.

      (a) Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be granted and sold under the Plan is one million two hundred fifty thousand (1,250,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

      (b) Exercising (or acquiring Shares pursuant to, as applicable) a Stock Award in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for purchase (or acquisition, as applicable) under the Stock Award, by the number of Shares purchased (or acquired pursuant to, as applicable) the Stock Award; provided, however, if any Stock Award expires or becomes unexercisable without having been exercised in full (or vested in the case of either a right to acquire restricted stock or a stock bonus), the unpurchased (or unvested, as applicable) Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated).

    4.  Administration of the Plan.

      (a)  Administration.  The Plan shall be administered by (i) the Board or (ii) a Committee, which committee shall be constituted to satisfy Applicable Laws.

      (b)  Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

    (i)
    to determine the Fair Market Value of the Common Stock;

    (ii)
    to select the Employees (other than Officers or Directors) to whom Stock Awards may be granted hereunder;

    (iii)
    to determine whether and to what extent Stock Awards are granted hereunder;

    (iv)
    to determine the number of Shares to be covered by each Stock Award granted hereunder;

    (v)
    to approve forms of agreement for use under the Plan;

    (vi)
    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Stock Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise (or purchase, as applicable) price, the time or times when Options may be exercised (if different from the time at which the Option vests) and the time or times when Stock Awards shall vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Stock Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

    (vii)
    to construe and interpret the terms of the Plan and Stock Awards granted pursuant to the Plan;

    (viii)
    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

    (ix)
    to modify or amend each Stock Award (subject to Section 13(b) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

    (x)
    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of a Stock Award previously granted by the Administrator;

    (xi)
    to determine the terms and restrictions applicable to Stock Awards;

    (xii)
    to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

    (xiii)
    to make all other determinations deemed necessary or advisable for administering the Plan.

      (c)  Effect of Administrator's Decision.  The Administrator's decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Stock Awards.

    5.  Eligibility.  Stock Awards may be granted hereunder only to Employees and Consultants who are neither Officers nor Directors.

    6.  Limitation.  Neither the Plan nor any Stock Award shall confer upon a Participant any right with respect to continuing the Participant's relationship as an Employee with or Consultant to the Company, nor shall they interfere in any way with the Participant's right or the Company's right to terminate such relationship at any time, with or without cause.

    7.  Term of Plan.  The Plan shall become effective upon its adoption by the Board. It shall continue in effect for ten (10) years, unless sooner terminated under Section 17 of the Plan.

    8.  Option Provisions

      (a)  Term of Option.  The term of each Option shall be stated in the Option Agreement.

      (b)  Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator.

      (c)  Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

      (d)  Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

    (i)
    cash;

    (ii)
    check;

    (iii)
    promissory note;

    (iv)
    other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

    (v)
    consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

    (vi)
    a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

    (vii)
    such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

    (viii)
    any combination of the foregoing methods of payment.

      (e)  Exercise Procedure; Rights as a Shareholder.

    (i)
    Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

    (ii)
    An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 11 of the Plan.

      (f)  Termination of Relationship as an Employee or Consultant.  If an Optionee's service as an Employee with or Consultant to the Company terminates, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option, but only within such period of time as is specified in the Option Agreement, and only to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

      (g)  Disability of Optionee.  If an Optionee's service as an Employee with or Consultant to the Company terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.

  If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

      (h)  Death of Optionee.  If an Optionee dies while an Employee or Consultant, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

      (i)  Non-Transferability of Options.  Unless determined otherwise by the Administrator, an Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option transferable, such Option shall contain such additional terms and conditions as the Administrator deems appropriate.

      (j)  Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

    9.  Restricted Stock Provisions.

      (a)  Purchase Price.  The per share purchase price for the Shares to be purchased pursuant to a restricted stock purchase agreement shall be determined by the Administrator.

      (b)  Vesting Dates and Right of Reacquisition.

    (i)
    At the time a right to purchase restricted Shares is granted, the Administrator shall fix the period within which the Shares subject to such right shall vest and shall determine any conditions that must be satisfied before such Shares shall vest.

    (ii)
    Shares purchased under a restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with the vesting schedule to be determined by the Administrator.

      (c)  Form of Consideration.  The Administrator shall determine the acceptable form of consideration for the purchase price of Shares purchased pursuant to the restricted stock purchase agreement, including the method of payment. Such consideration may consist entirely of:

      (1) cash;

      (2) check;

      (3) promissory note;

      (4) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement;

      (5) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

      (6) any combination of the foregoing methods of payment.

      (d)  Purchase Procedure; Rights as a Shareholder.

    (i)
    Any purchase of Shares under a restricted stock purchase agreement shall be executed according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the restricted stock purchase agreement. Unless the Administrator provides otherwise, the vesting of Shares subject to a restricted stock purchase agreement shall be tolled during any unpaid leave of absence. Any right to purchase Shares pursuant to a restricted stock purchase agreement shall not permit the purchase of a fraction of a Share and any provisions to the contrary shall be void.

    (ii)
    Any right to purchase Shares under a restricted stock purchase agreement shall be deemed exercised when the Company receives: (i) written or electronic notice of purchase (in accordance with the restricted stock purchase agreement) from the person entitled to purchase the Shares subject to the restricted stock purchase agreement, and (ii) full payment for the Shares purchased. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the restricted stock purchase agreement and the Plan. Shares purchased pursuant to a restricted stock purchase agreement shall be issued in the name of the Participant only. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Participant's right to purchase such Shares. The Company shall issue (or cause to be issued) such Shares promptly after the purchase of shares pursuant to such restricted stock purchase agreement. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 11 of the Plan.

      (e)  Termination of Relationship as an Employee or Consultant.  If a Participant's service as an Employee with or Consultant to the Company terminates, the Company may repurchase any or all of the Shares held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

      (f)  Transferability.  Unless otherwise determined by the Administrator, a right to purchase Shares pursuant to a restricted stock purchase agreement (or any Shares issued pursuant thereto) may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Administrator determines that a restricted stock award (or any Shares issued pursuant thereto) shall be transferable, the Shares awarded under the restricted stock purchase agreement shall remain subject to the terms of the restricted stock purchase agreement, and the restricted stock purchase agreement shall contain such additional terms and conditions as the Administrator deems appropriate.

    10.  Stock Bonus Provisions

      (a)  Vesting Dates and Right of Reacquisition.

    (i)
    At the time a stock bonus is granted, the Administrator shall fix the period within which the Shares subject to such stock bonus agreement shall vest and shall determine any conditions which must be satisfied before such Shares shall vest.

    (ii)
    Shares acquired pursuant to the grant of a stock bonus may, but need not, be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule to be determined by the Administrator.

      (b)  Form of Consideration.  A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

      (c)  Termination of Relationship as an Employee or Consultant.  If a Participant's service as an Employee with or Consultant to the Company terminates, the Company may reacquire any or all of the Shares held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement.

      (d)  Transferability.  Unless otherwise determined by the Administrator, the right to acquire Shares pursuant to a stock bonus agreement (or any Shares acquired pursuant thereto) may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Administrator determines that the right to acquire Shares under (or any Shares acquired pursuant to) the stock bonus agreement shall be transferable, then the Shares shall remain subject to the terms of the stock bonus agreement, and the stock bonus agreement shall contain such additional terms and conditions as the Administrator deems appropriate.

    11.  Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

      (a)  Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Stock Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Stock Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of any Stock Award, as well as the price per share of Common Stock covered by each such outstanding Stock Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to any Stock Award.

      (b)  Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator in its discretion may provide that any Company repurchase option (or reacquisition right) applicable to any Shares purchased upon exercise of (or acquired in connection with, as applicable) a Stock Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, a Stock Award will terminate immediately prior to the consummation of such proposed action.

      (c)  Merger or Asset Sale.  In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Stock Award shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute the Stock Award, the Participant shall fully vest in (and have the right to exercise the Stock Award, as applicable) as to all of the Shares, including Shares as to which it would not otherwise be vested (or exercisable, as applicable). If a Stock Award becomes fully vested (and exercisable, as applicable) in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant in writing or electronically that the Stock Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Stock Award shall terminate upon the expiration of such period. For the purposes of this paragraph, the Stock Award shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share subject to such Stock Award, immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of (or acquisition of Shares in connection with, as applicable) the Stock Award, for each Share subject to such Stock Award to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

    12.  Date of Grant.  The date of grant of a Stock Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Stock Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

    13.  Amendment and Termination of the Plan.

      (a)  Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

      (b)  Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to options granted under the Plan prior to the date of such termination.

    14.  Conditions Upon Issuance of Shares.

      (a)  Legal Compliance.  Shares shall not be issued pursuant to the exercise of (or acquisition of Shares in connection with) a Stock Award unless the exercise of (or acquisition of Shares in connection with, as applicable) such Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      (b)  Investment Representations.  As a condition to the exercise of (or, in the case of a restricted stock purchase or stock bonus award, the acquisition of Shares pursuant to) a Stock Award, the Company may require the person exercising (or acquiring shares issued pursuant to, as applicable) such Stock Award to represent and warrant at the time of any such exercise (or acquisition, as applicable) that the Shares are being purchased (or acquired, as applicable) only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

    15.  Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

    16.  Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

QuickLinks

  Exhibit 99.4
CYMER, INC. 2000 EQUITY INCENTIVE PLAN